EXHIBIT 99.1

For Immediate Release	Contact:	Ashley Barrie
561-365-1260
Ashley.Barrie@Carrier.com

Carrier Global Corporation Appoints Susan N. Story to its Board of Directors

PALM BEACH GARDENS, Fla., Sept. 29, 2022 — Carrier Global Corporation (NYSE: CARR), the leading global provider of healthy, safe, sustainable and intelligent building and cold chain solutions, today announced that Susan N. Story, former President and Chief Executive Officer of American Water Works Company, Inc., has been elected to Carrier’s Board of Directors, effective Jan. 15, 2023. She will serve on the Board’s Audit and Compensation Committees.

“Susan is a highly accomplished and successful business leader with significant expertise in finance, operations, cybersecurity, sustainability and strategy,” said David Gitlin, Carrier Chairman & CEO. “Her extensive senior leadership experience and deep knowledge of the energy industry and sustainability matters make her an outstanding addition as we continue to drive our ESG initiatives and sustainability growth strategy. We could not be more pleased to welcome Susan to Carrier’s Board.”

Ms. Story served as the President and Chief Executive Officer and a director of American Water from 2014 until 2020, having previously served as its Senior Vice President and Chief Financial Officer and in senior executive roles at Southern Company and Gulf Power Company. She currently serves as the Lead Independent Director of Raymond James Financial, Inc., serving on the Corporate Governance and ESG Committee and Capital Planning Committee, as well as a Director on the Boards of Dominion Energy, Inc., where she serves on the Nominating and Governance Committee and the Finance and Risk Oversight Committee, and Newmont Corporation, where she serves on the Audit Committee.

About Carrier

As the leading global provider of healthy, safe and sustainable building and cold chain solutions, Carrier Global Corporation is committed to making the world safer, more sustainable and comfortable for generations to come. From the beginning, we’ve led in inventing new technologies and entirely new industries. Today, we continue to lead because we have a world-class, diverse workforce that puts the customer at the center of everything we do. For more information, visit corporate.carrier.com or follow Carrier on social media at @Carrier.

CARR-IR